Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Financial Results for 2020

CHESTERFIELD, MO, May 15, 2020 – Reliv International, Inc. (NASDAQ:RELV), a developer and marketer of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2020.

First-Quarter Results

Reliv reported net sales of $10.3 million for the first quarter of 2020 compared with net sales of $9.5 million in the first quarter of 2019. Net sales in the United States increased to $7.8 million in the first quarter of 2019, which represented a 10.3% increase in net sales when compared to the prior-year quarter. Net sales in Reliv’s foreign markets increased 2.6% in the first quarter of 2020 compared with the prior-year first quarter. Increases in net sales in Asia and Europe were 10.1% and 2.4%, respectively, in the first quarter of 2020, offset by decreases in net sales in other regions.

Reliv reported net income for the first quarter of 2020 of $662,000 (earnings per diluted share of $0.38) compared to net income of $624,000 (earnings per diluted share of $0.36) in the first quarter of 2019. The income from operations for the first quarter of 2020 was $522,000 compared to $199,000 in the same period in 2019. Results from operations in 2020 were favorably impacted by the improvement in net sales and resulting gross margin in the United States and most of Reliv’s foreign markets. Reliv also recognized an income tax benefit of $178,000 in the first quarter of 2020. This benefit was the result of the Coronavirus Aid, Relief, and Economic Security (CARES) Act which was signed into law in late March 2020. Under the CARES Act, the U.S. net operating loss (NOL) arising in our 2018 tax year may be carried back up to five years. Based on this new legislation, we have recognized a $225,000 estimated income tax benefit for the NOL carryback.

Reliv had cash and cash equivalents of $2.8 million as of March 31, 2020, compared to $1.6 million as of December 31, 2019. Net cash provided by operating activities was $1.3 million in the first quarter of 2020.

As of March 31, 2020, Reliv had 13,680 retail customers and Preferred Customers in total – a decrease of 6.9% from March 31, 2019. This count does not include those customers that buy product directly from distributors rather than from us. As of March 31, 2020, Reliv had 25,550 active Distributors – an increase of 1.0% from March 31, 2019. The number of Master Affiliates increased by 7.7% compared to the year-ago total, driven by the growth in Master Affiliates in Asia of 74.3%. Master Affiliate is the level at which Distributors are eligible to earn generation royalties.

“We were pleased with our performance in the first quarter,” commented Ryan A. Montgomery, Chief Executive Officer. “It showed the strength of consumer demand for our products, but we recognize a portion of the increase may be due to product supply concerns caused by these uncertain times. We have reassured customers of the continued supply of our products, and in an effort to continue the upward trend in consumer sales, we began offering free enrollments in our Preferred Customer program in April and are continuing this incentive during the month of May.”

“To improve our outreach, we have substantially increased our use of online technology as our primary method of communication and training with our customers and distributors as we adapt to the realities of the world today,” Montgomery noted. Reliv recently announced that its U.S. distributor conference originally planned to be held in St. Louis in late July will instead be a world-wide online conference. “We felt this was the right decision to make well in advance of the scheduled conference date. We are excited by the opportunity of reaching out to a much larger audience, not only in the United States, but all over the Reliv world.”

Prior to the COVID-19 outbreak, Reliv held a successful distributor conference in Dallas in mid-February where the company introduced its latest offering in the RLV line of hemp-extract products—a sleep-aid tincture that includes melatonin.

In international operations, net sales in the Philippines and Europe grew in the first quarter in spite of earlier and more restrictive COVID-19 guidelines than experienced in most of the United States. Net sales in Asia and Europe grew by 10.1% and 2.4%, respectively, in the first quarter of 2020, compared to the prior-year quarter. Montgomery commented, “We are pleased by the resilience of the sales in these regions; however, we are cautious in our plans with the uncertainty of the long-term impact of the pandemic in various parts of the Reliv world.”

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, develops and markets nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition, targeted solutions and overall wellness and now include a line of RLV hemp extracts. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 13 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	March 31	December 31
	2020	2019
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$2,828,639	$1,630,779
Accounts receivable, less allowances of $5,000 in 2020 and 2019	215,045	107,369
Notes & accounts receivables & deposits - related parties	1,091,247	1,099,228
Inventories	2,809,829	2,701,688
Other current assets	909,038	326,454

Total current assets	7,853,798	5,865,518

Notes & accounts receivables - related parties	2,390,930	2,418,921
Other assets	2,436,718	2,581,717
Net property, plant and equipment	4,359,436	4,440,840

Total Assets	$17,040,882	$15,306,996

Liabilities and Stockholders' Equity

Accounts payable, accruals & other current liabilities	$4,624,415	$3,489,157
Revolving line of credit	500,000	500,000
Other noncurrent liabilities	192,099	216,196
Stockholders' equity	11,724,368	11,101,643

Total Liabilities and Stockholders' Equity	$17,040,882	$15,306,996

Consolidated Statements of Operations
	Three months ended March 31
	2020	2019
	(Unaudited)	(Unaudited)
Product sales	$9,548,817	$8,810,997
Freight income	558,095	519,941
Other revenue	175,753	158,566

Net Sales	10,282,665	9,489,504

Costs and expenses:
Cost of goods sold	2,654,843	2,433,732
Distributor royalties and commissions	3,328,455	3,117,572
Selling, general and administrative	3,777,682	3,739,527

Total Costs and Expenses	9,760,980	9,290,831

Income from operations	521,685	198,673

Other income (expense):
Interest income	39,662	49,262
Interest expense	(6,105)	(5,412)
Other expense	(70,906)	(5,428)
Gain on sale of fixed assets	-	434,549

Income before income taxes	484,336	671,644
Provision (benefit) for income taxes	(178,000)	48,000

Net income	$662,336	$623,644

Earnings per common share - Basic & Diluted	$0.38	$0.36
Weighted average shares	1,746,000	1,746,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2020		2019		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$7,842	76.3%	$7,112	74.9%	$730	10.3%
Australia/New Zealand	170	1.6%	177	1.9%	(7)	-4.0%
Canada	159	1.5%	199	2.1%	(40)	-20.1%
Mexico	129	1.3%	136	1.4%	(7)	-5.1%
Europe	962	9.4%	939	9.9%	23	2.4%
Asia	1,021	9.9%	927	9.8%	94	10.1%

Consolidated Total	$10,283	100.0%	$9,490	100.0%	$793	8.4%

The tables below set forth, as of March 31, 2020 and 2019, the number of our Retail Customers/Preferred Customers/Active Distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active retail or preferred customer as one that has placed a product order in the prior twelve months, and we define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Many individuals join Reliv as distributors to obtain our products at a discount and may not participate in the Reliv business opportunity. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.

Reliv International, Inc. and Subsidiaries

Retail and Preferred Customers/Active Distributors/Master Affiliates and Above by Market

	As of 3/31/2020
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	3,580	1,450	17,460	22,490	1,860
Australia/New Zealand	50	210	650	910	80
Canada	80	30	470	580	60
Mexico	20	100	1,050	1,170	80
Europe	690	660	1,620	2,970	260
Asia	1,370	5,440	4,300	11,110	610

Consolidated Total	5,790	7,890	25,550	39,230	2,950

Reliv International, Inc. and Subsidiaries

Retail and Preferred Customers/Active Distributors/Master Affiliates and Above by Market
(continued)

	As of 3/31/2019
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	3,960	1,560	18,040	23,560	1,880
Australia/New Zealand	40	220	710	970	70
Canada	100	20	520	640	60
Mexico	10	110	1,020	1,140	80
Europe	560	1,140	1,800	3,500	300
Asia	3,020	3,950	3,210	10,180	350

Consolidated Total	7,690	7,000	25,300	39,990	2,740

	Change in %
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	-9.6%	-7.1%	-3.2%	-4.5%	-1.1%
Australia/New Zealand	25.0%	-4.5%	-8.5%	-6.2%	14.3%
Canada	-20.0%	50.0%	-9.6%	-9.4%	0.0%
Mexico	100.0%	-9.1%	2.9%	2.6%	0.0%
Europe	23.2%	-42.1%	-10.0%	-15.1%	-13.3%
Asia	-54.6%	37.7%	34.0%	9.1%	74.3%

Consolidated Total	-24.7%	12.7%	1.0%	-1.9%	7.7%